Exhibit 10.2

ESCROW AGREEMENT

This ESCROW AGEREEMENT (hereinafter referred to as this “Agreement”) is entered into as of September ___, 2015, by and among ___________________________________ (“Purchaser”) and BioTime, Inc., a California corporation (the “Company”). (Each of Purchaser and the Company, a “Party”, and collectively the “Parties”).

W I T N E S S E T H

WHEREAS	the Company and Purchaser have entered into a Purchase Agreement pursuant to which the Company shall sell Purchaser common shares of the Company, no par value (the "Shares"), in exchange for the Purchase Price (as defined in the Purchase Agreement)

WHEREAS	the Company and Purchaser have agreed and desirous and willing that the closing of the Purchase Agreement will take place in accordance with the terms and provisions of this Agreement;

WHEREAS	The Parties wish to appoint Union Bank Trust Co. Ltd to hold the Purchase Price for the purpose of ensuring the delivery of the Shares against receipt of the Purchase Price, in accordance with the terms of this Agreement and the share price as defined below;

NOW, THEREFORE, in furtherance of the Purchase Agreement and in consideration to the Escrow Fees as defined herein, the parties intending to be legally bound agree as follows:

1.	The Company and the Purchaser hereby appoint the Union Bank Trust Co. Ltd Company as the "Escrow Agent" under this Agreement to hold the Purchase Price, and Union Bank Trust Co. Ltd accepts such designation and appointment and agrees to act in accordance with the terms of this Agreement and Purchase Agreement. It is hereby expressly provided that in the event a conflict should arise as between the terms of this Agreement and the Purchase Agreement, the terms of this Agreement shall control. The Escrow Agent agrees that upon receipt of the Purchase Price in accordance with Section 2 below, the Escrow Agent shall hold such funds in accordance with this Agreement.

2.	Term of Escrow; Deposit and/or release of the shares and the Purchase Price.

2.1.	At the end of the last Tel Aviv Stock Exchange Ltd. ("TASE") trading day preceding the Index Calculation Date (as defined in the Purchase Agreement, herein: "The Pricing Date"), the Purchaser shall deliver the Purchase Price to the Escrow Agent by wire transfer by depositing the Purchase Price to the bank account designated by Escrow Agent to the Company and Purchaser and by sending a proper documentation of such wire transfer to amos-f@ubi.co.il + shai@ubi.co.il ("E-Mail Delivery"). The Purchase Price shall be paid in Israeli New Shekels (NIS) and in immediately available funds. Union Underwriting & Finances Ltd. ("Union Underwriters") will notify the Escrow Agent of the Price Per Share determined according to the Purchase Agreement (the "PPS") that will be the last price of the Company's share at TASE in the Pricing Date and will calculate the Purchase Price for the purpose of the escrow. The above PPS and calculations by Union Underwriters are limited to the purposes of the Escrow Agreement and will not deteriorate from the parties' rights according to the Purchase Agreement. The parties hereby waive and release Union Underwriters from any claim regarding the PPS and the calculations.

2.2.	The Escrow Agent shall immediately notify the Company and the Purchaser in writing of receipt of the Purchase Price (the "Written Notification").

2.3.	On or before the date on which the Purchase Prices is deposited with the Escrow Agent, Purchaser shall notify the Company and the Escrow Agent of the name, telephone number, and email address of an authorized person at the financial institution that will receive the Shares for Purchaser’s account, who the Company and the Escrow Agent may contact to confirm receipt of the Shares.

2.4.	Upon receiving Written Notification, the Company shall take all necessary actions for the issuance of the Shares in the manner provided in the Purchase Agreement. Purchaser acknowledges and agrees to provide the Company with the proper Depository Trust Company Deposit/Withdrawal at Custodian system (“DWAC”) number for the account into which Purchaser’s Shares are to be issued. Purchaser shall provide American Stock Transfer & Trust Company, LLC, the transfer agent and registrar of the Shares (the “Transfer Agent”), with all information and documentation that the Transfer Agent requires to issue the Shares.

2.5.	The Transfer Agent shall promptly provide written notification of the issuance of the Shares by DWAC to the account designated by Purchaser.

2.6.	Immediately following receipt of the Shares in Purchaser’s account, but not before October 6th, 2015, Purchaser shall provide a written confirmation of receipt, including the number of shares by email to the Escrow Agent and the Company, and the Escrow Agent shall release and deliver the Purchase Price, calculated by the number of shares multiplied by the PPS and deduced by 1% (fee to Union Underwriters to be transferred by the Escrow Agent to Union Underwriters' account within the Union Bank) by wire transfer to a bank account of the Company designated in writing by the Company. Escrow Agent shall also deliver a confirmation of such transfer to the Company including the identification number of the wire. In case of excess funds deposited by the Purchaser within the Escrow Agent (comparing to the number of shares actually received by the Purchaser multiplied by the PPS), the Escrow Agent will return such excess funds to the Purchaser 14 days after being deposited. In case of excess of shares, allocated by the Company to the Purchaser above the scale required from the Purchaser's Purchase Price, the Escrow Agent's role will be limited to transferring the Purchase Price to the Company.

2.7.	All incidental costs, fees and expenses related to the transfer of the Purchase Price to the Company will be incurred by the Company, so that the Company will receive the net value after such costs, if any, were deduced. In case that the Company decides or is required to receive the Purchase Price in USD, the Escrow Agent will act in good faith to convert the Purchase Price from NIS to USD at market values used in Union Bank, at the expense of the Company regarding the cost of such conversion.

2.8.	Notwithstanding anything to the contrary hereunder, the Escrow Agent shall not be required to release the Purchase Price unless, prior thereto, it shall have received from the appropriate recipient:

2.8.1.	Full bank account details (the account must be solely owned and controlled by BioTime): name of bank, branch number, account number, name of account, SWIFT, IBAN/ABA;

2.8.2.	Any applied tax forms, if applicable; and

2.8.3.	Bank account ownership approval which would be an official letter from the bank, approved for authenticity by either Pearl Cohen Zedek Latzer Baratz (PCTLB) directly or by PCTLB's approval of such certification done by a US-based law firm that regularly represents BioTime.

2.8.4.	BioTime declares and commits that no tax deduction is required by the Escrow Agent prior to releasing the investment proceeds to BioTime. BioTime undertakes to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses related to that matter.

3.	Escrow Fees. Omitted.

4.	Liability of the Escrow Agent. The Escrow Agent undertakes to perform only the duties as are expressly set forth herein and no other duties and obligations (fiduciary or otherwise) shall be implied. Escrow Agent shall have no duty to enforce any obligation of any other person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any other person to perform any other act. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement (even though such agreement may be referenced in this Agreement) other than this Agreement. The Escrow Agent is not a party to the Purchase Agreement, is not bound by any of its terms, and has not undertaken in any way to effectuate, implement or comply with the Purchase Agreement. The Escrow Agent shall not be liable to any other party hereto or to anyone else for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that Escrow Agent’s gross negligence, willful misconduct or bad faith was the cause of any loss suffered by such party. The Escrow Agent’s sole responsibility shall be for the safekeeping and releasing of the Purchase Price in accordance with the terms of this Agreement. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

5.	Indemnification of the Escrow Agent. Subject to the other provisions of this Agreement, the Company and the Purchaser agree to indemnify, in equal parts (50%-50%) and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter. Notwithstanding the foregoing, there shall be no indemnification obligation under this Section in an event of the Escrow Agent’s breach of this Agreement, violation of applicable laws, gross negligence, bad faith or willful misconduct. The Escrow Agent shall notify the Company and the Purchaser in writing of any written assertion of a claim against the Escrow Agent, promptly after the Escrow Agent shall have received any such information as to the nature and basis of the claim or learns of circumstances that may bring about such claim. The Escrow Agent agrees not to settle any litigation in connection with any claim or liability with respect to which the Escrow Agent may seek indemnification from the Company and the Purchaser without the prior written consent of the Company and the Purchaser.

6.	Notices. All notices required or permitted hereunder shall be in writing, must be by E-Mail Delivery as defined above (fax delivery may be added but will not suffice) and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified; (b) when sent by facsimile or email with confirmation of transmission. All communications shall be sent to the Company, the Purchaser and the Escrow Agent at their respective facsimile numbers or email addresses set forth below.

7.	Priority. In the event of any conflict between the provisions of this Agreement, this Agreement shall be construed in a manner prescribed by the Escrow Agent acting in good faith.

8.	Miscellaneous

The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Company and the Purchaser and the Escrow Agent. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party without the prior consent of the Escrow Agent and the other Parties.

This Agreement may be executed by facsimile signatures, which for all purposes shall be deems to constitute originals. This Agreement may be executed in counterparts, all of which when taken together shall be deemed one original.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first above written.

COMPANY:
BioTime, Inc.

By:  ______________________________________
Title:  Chief Financial Officer
Address:	1301 Harbor Bay Parkway Alameda, California 94502 Attention: Robert W. Peabody, Chief Financial Officer
FAX Number: (415) 521-3389
Email:  rpeabody@biotimemail.com

PURCHASER:
__________________________________________

By:  ______________________________________

Title:  _____________________________________
Address:                          ______________________________
                  ______________________________
                  ______________________________
FAX Number:  _____________________________
Email:  ___________________________________

ESCROW AGENT:

By:  ______________________________________
Amos Fargon
Title:  Chief Operating Officer

Address:	Union Bank Trust Co. Ltd 28 Ahad Ha'am St., Tel Aviv
FAX Number: +972-3-5191208
Email: amos-f@ubi.co.il